Exhibit 99.87

Execution Version

LIMITED GUARANTEE

This Limited Guarantee, dated as of December 18, 2015 (this "Limited Guarantee"), is made by Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司), a limited liability company incorporated under the laws of the People’s Republic of China (including its successors and permitted assigns, the "Guarantor"), in favor of Qihoo 360 Technology Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the "Guaranteed Party"). Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the "Merger Agreement"), by and among, Tianjin Qixin Zhicheng Technology Co., Ltd. (天津奇信志成科技有限公司), a limited liability company incorporated under the laws of the People's Republic of China ("Holdco"), Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), a limited liability company incorporated under the laws of the People's Republic of China ("Parent"), True Thrive Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Midco"), New Summit Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Merger Sub"), and the Guaranteed Party. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Merger Agreement.

1.           Limited Guarantee.

(a)          To induce the Guaranteed Party to enter into the Merger Agreement, the Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, subject to the terms and conditions hereof, the due and punctual payment and performance when due of 0.99% of the Parent Parties' obligation (the "Guaranteed Obligation") to pay to the Guaranteed Party (i) the Parent Termination Fee if and when required pursuant to Section 8.2(c) of the Merger Agreement, and (ii) the payment obligations of the Parent Parties pursuant to Section 6.6 of the Merger Agreement; provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed USD 4,458,689 (the "Maximum Amount").

(b)          The Guaranteed Party hereby agrees that (a) the Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Guarantee and (b) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party's equity holders, Affiliates and/or subsidiaries) relating to, arising out of or in connection with this Limited Guarantee, the Merger Agreement, or the Equity Commitment Letter (as defined below) other than as expressly set forth herein or in the Equity Commitment Letter or the Escrow Agreement (as defined in the Equity Commitment Letter).

(c)          The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder and under the Merger Agreement, including, without limitation, in the event that (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding, or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

(d)          The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If the Parent Parties fail to pay or cause to be paid the Guaranteed Obligation as and when due and payable pursuant to Section 8.2(c) of the Merger Agreement, as applicable, then the Guarantor's liabilities to the Guaranteed Party hereunder in respect of such Guaranteed Obligation shall become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party's option, and so long as the Parent Parties remain in breach of its Guaranteed Obligation, take any and all actions available hereunder or under applicable Law to collect the Guaranteed Obligation from the Guarantor subject to the Maximum Amount as applicable.

2.           Terms of Limited Guarantee.

(a)          This Limited Guarantee is a primary and original obligation of the Guarantor and is one of payment, not collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against any Parent Party or any other Person or whether any Parent Party or any other Person is joined in any such action or actions. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of the other guarantors under the other Limited Guarantees dated as of the date hereof ("Other Guarantors") shall be several and not joint.

(b)          The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable law, be absolute, irrevocable and unconditional, irrespective of:

(i)          the value, genuineness, validity, illegality or enforceability of the Merger Agreement or the letter agreement dated as of the date hereof between the Guarantor, on the one hand, and Holdco and Parent, on the other hand, pursuant to which the Guarantor has agreed to make a certain equity contribution to Holdco and Parent (the "Equity Commitment Letter") or any other agreement or instrument referred to herein or therein;

(ii)         any change in the corporate existence, structure or ownership of any Parent Party or any person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated under the Merger Agreement (including any Other Guarantor), or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting any Parent Party, any person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated under the Merger Agreement (including any Other Guarantor) or any of their respective assets;

(iii)        any amendment or modification of the Merger Agreement, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iv)        the existence of any claim, set-off or other right that the Guarantor may have at any time against any Parent Party or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise;

(v)         the failure or delay on the part of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against any Parent Party or the Guarantor or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation (other than as and if required by Section 2(a));

(vi)        the adequacy of any other means the Guaranteed Party may have of obtaining repayment of the Guaranteed Obligation;

(vii)       any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment in full of the Guaranteed Obligation in accordance with their terms); or

(viii)      the addition, substitution, discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Guaranteed Obligation as a result of payment in full of the Guaranteed Obligation in accordance with their terms) of any person now or hereafter liable with respect to the Guaranteed Obligation or otherwise interested in the transactions contemplated under the Merger Agreement (including any Other Guarantor), other than in each case with respect to (A) defenses to the payment of the Guaranteed Obligation that are available to any Parent Party under the Merger Agreement or (B) breach by the Guaranteed Party of this Limited Guarantee, including, without limitation, the limitations set forth in Section 3 below), and, notwithstanding any other provision of this Limited Guarantee to the contrary, the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that any Parent Party could assert against the Company under the terms of, or with respect to, the Merger Agreement that would relieve each of the Parent Parties of its obligations under the Merger Agreement.

(c)          To the fullest extent permitted by applicable law, the Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligation and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligation shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between the Parent Parties and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Except as provided in Section 2(a), when pursuing its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue such rights and remedies it may have against the Parent Parties or any other Person for the Guaranteed Obligation or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue such other rights or remedies or to collect any payments from the Parent Parties or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of the Parent Parties or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

(d)          To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, acceptance hereof, presentment, demand for payment, notice of non-performance, default, dishonor and protest, any notice not provided for herein, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of any Parent Party or any other person interested in the transactions contemplated under the Merger Agreement (including any Other Guarantor), and all suretyship defenses generally (other than defenses to the payment of the Guaranteed Obligation that are available to the Parent Parties under the Merger Agreement or a breach by the Guaranteed Party of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated under the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(e)          The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that the Parent Parties become subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor's obligation hereunder. In the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made so long as this Limited Guarantee has not terminated in accordance with its terms.

3.          Sole Remedy; No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party further agrees that neither it nor any other Person (including, without limitation, the Guaranteed Party's equityholders, Affiliates and subsidiaries) has any right of recovery against, and no personal liability shall attach to, the Guarantor, any former, current or future, director, officer, employee, agent or Affiliate of the Guarantor, any former, current or future, direct or indirect holder of any equity interests or securities of the Guarantor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or representative any of the foregoing (each such Person, a "Related Person"), through any Parent Party or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of any Parent Party against the Guarantor or any Related Person (except for any claim to compel Holdco and/or Parent to enforce the Equity Commitment Letter in accordance with the terms thereof), or otherwise, except for its rights against the Guarantor under this Limited Guarantee and the Escrow Agreement. Recourse against the Guarantor under this Limited Guarantee and the Escrow Agreement and the Guaranteed Party's rights under the Equity Commitment Letter shall be the sole and exclusive remedy of (i) the Guaranteed Party and (ii) all of the Guaranteed Party's equityholders, Affiliates and subsidiaries against the Guarantor and any Related Person (other than the Parent Parties and their respective successors and assigns) in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby, including by piercing the corporate, limited liability company or limited partnership veil or by a claim by or on behalf of any Parent Party. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates and subsidiaries not to institute, any proceeding or bring any other claim arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby (or the failure of such to be consummated), against the Guarantor or any Related Person, except for (A) claims of the Guaranteed Party against the Guarantor under and in accordance with this Limited Guarantee and the Escrow Agreement, (B) claims of the Guaranteed Party against the Parent Parties (and their respective successors and assigns) under and in accordance with the Merger Agreement and the Escrow Agreement, and (C) the exercise of the Guaranteed Party's rights under and in accordance with the Equity Commitment Letter, and the Guaranteed Party hereby, on behalf of itself and its Affiliates and subsidiaries, waives any and all claims arising under, or in connection with, the Merger Agreement, this Limited Guarantee, the Equity Commitment Letter, the Escrow Agreement or, in each case, the transactions contemplated hereby or thereby against the Guarantor or any Related Person and releases such Persons from such claims, in each case, except for claims described in clauses (A), (B) and (C) of this sentence (each, a "Permitted Claim"). Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) other than the Guaranteed Party any rights or remedies against any Person, including the Guarantor, except as expressly set forth herein.

4.          Subrogation. The Guarantor will not exercise against any Parent Party any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligation and all other amounts payable under this Limited Guarantee have been paid in full.

5.          Termination. This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligation and the obligation under Section 1(c), (c) the termination of the Merger Agreement in accordance with its terms under circumstances in which the Parent Parties would not be required pursuant to the terms and subject to the conditions of the Merger Agreement to make any payment of any Guaranteed Obligation; and (d) six months after the termination of the Merger Agreement in accordance with its terms under circumstances in which the Parent Parties would be required pursuant to the terms and subject to the conditions of the Merger Agreement to make a payment of the Guaranteed Obligation, unless by the end of such six-month period, the Guaranteed Party shall have initiated a claim or proceeding in accordance with the terms of the Merger Agreement for payment of any of the Guaranteed Obligations; provided that if the Guaranteed Party has initiated a claim or proceeding by the end of such six-month period, this Limited Guarantee shall terminate upon the date such claim or proceeding is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 12. In the event that the Guaranteed Party or any of its Affiliates or subsidiaries asserts in any litigation or other proceeding relating to this Limited Guarantee or the Merger Agreement (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor's aggregate liability to the Maximum Amount or Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party and its equityholders, Affiliates and subsidiaries against the Guarantor or any Related Person) are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability against the Guarantor or any Related Person or any other Guarantor under the other Limited Guarantees dated as of the date hereof or any Related Person of any such other Guarantor with respect to the transactions contemplated by this Limited Guarantee, the Equity Commitment Letter or the Merger Agreement other than any Permitted Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) neither the Guarantor nor any Related Person (other than the Parent Parties and their respective successors and assigns) shall have any liability to the Guaranteed Party or any of its equityholders, Affiliates or subsidiaries with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement or this Limited Guarantee.

6.          Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligation and the obligation under Section 1(c), shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Related Person (including the provisions of Sections 3 and 5) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any Related Persons. All obligation to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7.          Entire Agreement. This Limited Guarantee, the Merger Agreement, the Equity Commitment Letter and the Escrow Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the Parent Parties and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand, regarding the subject matter hereof.

8.          Amendments and Waivers. Any provision of this Limited Guarantee may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party or, in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.          Counterparts. This Limited Guarantee may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

10.         Notices. All notices, requests, claims, demands and other communications hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), by reliable international overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

if to the Guarantor:

Fortune Fountain (Beijing) Holding Group Co., Ltd.

(沣沅弘 (北京) 控股集团有限公司)

Floor 33, Nanyin Building, East Third Ring North Road No.2

Chaoyang District

Beijing

Facsimile: +86 010-57807831

Attention: Zhen Sun

with copies to:

Kirkland & Ellis

26th Floor, Glouster Tower, The Landmark

15 Queen's Road Central
Hong Kong

Facsimile: +852-3761-3301

Attention: David Zhang and Jesse Sheley

If to the Guaranteed Party, as provided in Section 9.2 of the Merger Agreement.

11.         Governing Law. This Limited Guarantee (except for the arbitration agreement in Section 12) shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

12.         Jurisdiction; Waiver of Service of Process.

(a)          Jurisdiction. In the event any dispute arises among the parties hereto out of or in relation to this Limited Guarantee, including any dispute regarding its existence, interpretation, performance, breach, termination or validity, the parties shall attempt in the first instance to resolve such dispute through friendly consultations. If any dispute has not been resolved by friendly consultations within thirty (30) days after any party has served written notice on the other parties requesting the commencement of such consultations, then any party may demand that the dispute be finally settled by arbitration in accordance with the following provisions of this Section 12. The arbitration shall be conducted in accordance with the Hong Kong International Arbitration Centre ("HKIAC") Administered Rules in force when a notice of arbitration is submitted. The seat and venue of the arbitration shall be Hong Kong and the language of the arbitration shall be English. The law of the arbitration agreement shall be Hong Kong law. The appointing authority shall be the HKIAC. There shall be three arbitrators. One arbitrator shall be nominated by the claimant(s), irrespective of number, and one arbitrator shall be nominated by the respondent(s), irrespective of number. If the respondent(s) shall abstain from nominating their arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator; provided that if such two arbitrators shall fail to choose a third arbitrator within 30 days after such two arbitrators have been selected, the HKIAC, upon the request of any party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it shall not be disclosed beyond the tribunal, the parties, their legal and professional advisers, and any person necessary for the conduct of the arbitration, unless otherwise required by Law or the parties hereto otherwise agree in writing. The parties agree that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless otherwise required by Law or the parties hereto otherwise agree in writing. Upon and after the submission of any dispute to arbitration, the parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this letter agreement, except insofar as the same may relate directly to the matters in dispute. The parties hereby agree that any arbitration award rendered in accordance with the provisions of this Section 12 shall be final and binding upon them, and the parties further agree that such award may be enforced by any court having jurisdiction over the party against which the award has been rendered or the assets of such party wherever the same may be located. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any other legal proceeding among the Parties pursuant to or relating to this Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity.

13.         Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that:

(a)          it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)          it has all necessary power and authority to execute, deliver and perform this Limited Guarantee;

(c)          the execution, delivery and performance of this Limited Guarantee by the Guarantor has been duly and validly authorized and approved by all necessary action, and no other proceedings or actions on the part of the Guarantor are necessary therefor;

(d)          all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(e)          this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the undersigned in accordance with its terms (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law));

(f)          the execution, delivery and performance by the undersigned of this Limited Guarantee do not and will not violate the organizational documents of the undersigned or violate any applicable law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets or properties; and

(g)          it has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 6.

14.         No Assignment. Neither this Limited Guarantee nor any of the rights, interests or obligations hereunder shall be assignable without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).

15.         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 15.

16.         Severability. Any term or provision of this Limited Guarantee which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Limited Guarantee in any jurisdiction and, if any provision of this Limited Guarantee is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates and subsidiaries not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable.

17.         Headings. Headings of the Sections of this Limited Guarantee are for convenience only and shall be given no substantive or interpretive effect whatsoever.

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IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be executed and delivered as of the date first written above.

Fortune Fountain (Beijing) Holding Group Co., Ltd.
(沣沅弘 (北京) 控股集团有限公司)

[Company chop is affixed]

By:	/s/ Wong Ning Nick
Name: Wong Ning Nick
Title: Managing Director

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be executed and delivered as of the date first written above.

Qihoo 360 Technology Co. Ltd.

By:	/s/ Eric X. Chen
Name: Eric X. Chen
Title: Director

[Signature Page to Limited Guarantee]